QWEST COMMUNICATIONS REPORTS THIRD QUARTER RESULTS

     Continued Enterprise, Internet, DSL and Wireless Services Growth Offset
       By Slowing Economy, Decline in Optical Network Capacity Asset Sales

Third quarter results compared to third quarter 2000:

     Reported earnings per share (EPS) narrowed from a third quarter loss a year ago of ($0.15) to a third quarter loss of ($0.09)

     Reported revenue of $4.8 billion equaled last year's level

          o    Internet revenue grew nearly 65 percent

          o    Wireless revenue increased 68 percent to over $200 million

          o    Optical capacity asset sales and non-recurring Internet-Protocol
               (IP) equipment revenue decreased approximately $200 million

     Recurring revenue grew 4.5 percent

          o Recurring long-distance data, voice and IP revenue grew 17.9 percent, while recurring local service revenue grew 1.4 percent

          o    Internet, data and IP services recurring revenues grew 20 percent

     Pro forma normalized EPS was a loss of $(0.08) for the third quarter of 2001 compared to earnings of $0.14 per diluted share in the prior year

     Pro forma normalized EBITDA decreased 5.3 percent to $1.8 billion driven by the decrease in optical capacity asset sales and non-recurring IP equipment revenue

          o Pro forma normalized recurring EBITDA increased approximately one percent

Third quarter results compared to second quarter 2001:

     Reported EPS narrowed from a loss of ($1.99) to a loss of ($0.09)

     Days sales outstanding (DSO) decreased from 85 days to 81 days

     Optical capacity asset sales and non-recurring IP equipment revenue decreased more than $400 million to 2.8 percent of revenue



PRIVILEGED ATTORNEY/CLIENT CORRESPONDENCE

Note to investors: "Recurring revenue" reflects adjustments made for optical capacity asset revenue and non-recurring IP equipment sales in the periods presented. For the three months ended September 30, 2001 and September 30, 2000, the recurring revenue adjustments were $133 million and $330 million, respectively. Additionally, "pro forma normalized" information regarding Qwest's results from operations is provided as a complement to "reported results" provided in accordance with accounting principles generally accepted in the United States (GAAP). The condensed consolidated pro forma normalized statements give retroactive effect as though the merger of Qwest and U S WEST, Inc., the ("Merger"), had occurred as of the beginning of the periods presented. Shares outstanding and earnings per share have been restated to give retroactive effect to the exchange ratio resulting from the Merger. In addition, results have been adjusted to eliminate the impact of Merger-related and one-time charges, asset write-offs and impairments, a depreciation adjustment on access lines returned to service, gains/losses on the sale of investments, change in the market value of investments, the write-down of investments, elimination of in-region long-distance activity, and a tax true-up on merger-related expenses. Certain reclassifications have been made to prior periods to conform to the current presentation. The term "long distance" is meant to always include voice, data and IP services and reflects the "classic Qwest" business, while the term "local services" is meant to include all of the "classic U S WEST" local business.

DENVER, October 31, 2001 -- Qwest Communications International Inc. (NYSE: Q), the broadband communications company, today announced its financial results including revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2001. Third quarter reported revenue of $4.77 billion equaled third quarter revenue a year ago while pro forma normalized EBITDA decreased 5.3 percent from $1.86 billion in the third quarter a year ago to $1.77 billion in the third quarter 2001.

In addition, Qwest reported a net loss of ($142) million, or ($0.09) per share in the third quarter of 2001 compared to a reported net loss of ($248) million or ($0.15) per share in the third quarter a year ago. On a pro forma normalized basis, the company recorded an ($0.08) loss per share for the third quarter compared to earnings of $0.14 per diluted share a year ago. The decrease reflects the impact of lower EBITDA and the related cumulative adjustment to the annual effective tax rate as well as increases in both interest expense and depreciation driven by Qwest's capital plan.

The results reflect relatively strong recurring revenue growth of 4.5 percent and a decline in optical capacity asset sales and non-recurring IP equipment revenue of approximately $200 million compared to the prior year period and $400 million since the second quarter of 2001. The decline in optical capacity asset sales and non-recurring IP equipment revenue resulted from softening wholesale demand and a shift in customer purchasing behavior away from network asset purchases to shorter-term monthly operating leases.

"Our results reflect the continuing impact of a slowing economy as well as a fundamental shift in the wholesale customer buying behavior for optical capacity asset sales," said Joseph P. Nacchio, Qwest chairman and CEO. "We are continuing to focus on retail revenue growth and the generation of free cash flow from operations. Our blend of assets, products, and expanding distribution channels positions us well for the economic recovery, and we continue to be the model to which the industry will eventually evolve."

Excluding optical capacity asset sales and non-recurring IP equipment revenue, commercial services revenue grew 7.0 percent compared to the third quarter of last year. This increase was fueled by recurring Internet and data services growth of 20 percent. Separately, Internet services grew nearly 65 percent as demand for dedicated and dial Internet access, digital subscriber line (DSL), professional services, and hosting remained strong.

Consumer and small-business revenue increased 3.4 percent over the prior year period reflecting strong growth in wireless and DSL services. Wireless revenue increased 68 percent to over $200 million while in-region DSL revenue grew approximately 80 percent, reflecting an 84 percent increase in DSL subscribers to 391,000. Offsetting this growth was a decline in local service revenue resulting from the slowing economy, competitive losses and technology displacement.

The local service revenue component of Qwest totaled approximately $3.7 billion in the quarter. Adjusting for non-recurring IP equipment revenue, local services revenue grew approximately 1.4 percent. Growth in both wireless and DSL were offset by the impact of the slowing economy. Access lines decreased 0.4 percent reflecting economic weakness in Qwest's local service business.

Qwest's long-distance operations generated revenue of approximately $1.1 billion, fueled by growth in recurring revenue of approximately 17.9 percent. Optical capacity asset sales decreased from approximately $230 million in the third quarter of last year to just over $130 million in the current quarter. Recurring long-distance revenue benefited by continued strong IP sales and growth in voice services as Qwest continued to take share in the national enterprise market.

Third quarter pro forma normalized EBITDA decreased 5.3 percent to $1.77 billion compared to the third quarter a year ago. This decline resulted mainly from the decrease in optical capacity asset sales, product mix shifts, costs related to long-distance re-entry and the introduction of product platforms including Qwest's Internet dial and hosting infrastructure. While the introduction of these product platforms impact margins in the near term, they position the company well for revenue growth and margin expansion in the future.

"The challenges of a softening economy this quarter were not unique to Qwest," said Robin R. Szeliga, Qwest executive vice president of finance and CFO. "We are continuing to streamline the company's cost structure and tightly control capital spending on our way to positive free cash-flow."

Qwest recently announced a reduction in workforce of 4,000 employees and the redeployment of 1,000 staff positions to quota bearing sales positions. Additionally, Qwest is focusing on key cost savings initiatives including vendor management, domestic and international network efficiencies and corporate structure and work flow processes in order to reduce operating costs and improve financial performance. These initiatives have increased pro forma normalized EBITDA per employee from $99,500 at the time of the Merger to $108,000 at the end of the third quarter.

For the quarter, accounts receivable decreased by $389 million compared to the end of the second quarter 2001 due to a continued focused on collections activity. DSO decreased from 85 days in the second quarter of 2001 to 81 days in the third quarter of 2001.

COMMERCIAL MARKETS
Recurring commercial services revenue grew 7.0 percent compared to the third quarter 2000 and was led by IP services growth, including dedicated Internet access (DIA), virtual private network (VPN) services, and dial-up Internet access.

In the quarter, the company aligned its business market units to expand its focus on large global and national accounts. Qwest continued to grow its market share of national accounts and secured new customers signing first-time contracts including, American Hospital Association, BlueLight.com - Kmart's dial-up Internet Service, GE Medical Systems, Perot Systems Corporation, and Entergy. The company also secured additional contracts in the third quarter from existing customers such as AOL Time Warner and in October from Microsoft and Fifth Third Bank. In addition, Qwest was awarded more than $120 million in data, Internet and Web hosting contracts from the government and education sectors.

CONSUMER AND SMALL BUSINESS MARKETS
Qwest launched a new broadband bundle, "Connected Home," which is the first solution to include Qwest's high-speed DSL service for always-on access to the Internet and a residential telephone line for simultaneous voice communication. More than 33 percent of Qwest consumer customers subscribe to a package of services that may include Internet access, wireless, voice messaging, caller identification and additional lines - a 27 percent increase over the third quarter of 2000.

Qwest wireless had approximately 1.1 million customers at the end of the quarter. Wireless services revenue grew more than 12 percent sequentially and 68 percent year-over-year to more than $200 million in the third quarter of 2001. Average revenue per user increased to $55 from $52 in the second quarter of 2001 as Qwest focused on high-value customers. Qwest wireless sales in bundles increased to 30 percent, up from 17 percent at the end of the second quarter of 2001.

INTERNET, DATA AND IP SERVICES
Third quarter recurring Internet, data and IP services revenues grew 20 percent over the third quarter of 2000. Internet, data and IP services revenues represent more than 23 percent of total revenue. Growth occurred in the following areas: Web hosting and related services, DIA, DSL, VPN, and Internet professional services. DSL subscriber growth increased nearly 90 percent annually to approximately 405,000 customers and includes 14,000 customers outside of Qwest's local service area.

Qwest was the first incumbent local exchange carrier (ILEC) to complete a large-scale voice over data deployment in its network. A trial of the next-generation, packet-switched network is underway in one market where Qwest provides local service, with plans to expand into six additional markets soon.

NETWORK EXPANSION
During the quarter the company expanded its domestic network by adding 5,500 miles of fiber routes, giving Qwest more than 25,500 route miles of broadband network facilities across the U.S. Coupled with the company's fiber assets in Mexico and Canada, Qwest's North American network spans more than 33,500 route miles.

In a transaction with a significant business customer, Qwest purchased approximately $300 million of assets -- including the 5,500 miles of domestic fiber routes, co-location space and power -- to diversify and extend its network and provide backup facilities. This customer also has agreed to purchase high-speed, optical network capacity from Qwest, with approximately $86 million of revenue recognized in the third quarter and additional future contracted revenue.

As part of Qwest's global expansion efforts, the company acquired more than 20,000 route miles of fiber-optic capacity in South America for approximately $67 million. These new routes will link to Qwest's other global facilities and provide access to Panama, the U.S. Virgin Islands and Peru, among other South American locations.

In Europe, Qwest will have access to an additional 6,200 route miles of fiber-optic capacity as a result of KPNQwest's pending purchase of Global TeleSystems, Inc.'s Ebone and Central Europe businesses. The transaction, which is scheduled to be completed in March of 2002, extends KPNQwest's broadband network into new markets including seven United Kingdom cities, Madrid and Dublin. Following the purchase of these facilities, the KPNQwest network will connect 18 countries and stretch more than 15,000 route miles. Earlier this month Qwest announced an agreement to increase its ownership of KPNQwest to 47 percent by purchasing approximately 14 million shares from Koninklijke KPN N.V. The purchase of these shares is expected to close in December of 2001.

As a result of this expansion and the acquisition of some additional international fiber-optic assets, Qwest has completed its network expansion and now has a global network totaling more than 190,000 route miles, with broadband facilities to six continents.

SERVICE IMPROVEMENT
Qwest's residential and small-business customers continued to see improved customer service results during the quarter. The number of customers who had been waiting more than 30 days for the installation of their first telephone line reached their lowest level in seven years, and in nine states, there were no delayed orders greater than 30 days. Ninety-nine percent of installation commitments were met on time. Ninety-five percent of total repair commitments were met on time. Eighty-eight percent of outages were repaired in less than 24 hours, up from 81 percent a year ago.

IN-REGION LONG-DISTANCE RE-ENTRY
During the quarter the company announced the completion of long-distance re-entry workshops in 12 of the 14 states where it provides local service. Arizona, Colorado, Oregon, Nebraska and Washington state finished the 14-point checklist workshop process necessary for the company's re-entry into the long-distance business. Additionally, seven states working together in a collaborative effort -- Iowa, Idaho, Montana, North Dakota, New Mexico, Utah and Wyoming -- have completed their workshops. The seven-state collective effort is unique in that it will speed final long-distance approval, allowing Qwest to file with the FCC for approval for the seven states almost simultaneously.

The Chairman of the Regional Oversight Committee (ROC) said earlier this month that the 13-state testing process is approximately 80 percent complete and Qwest expects the ROC testing to conclude by mid to late December. The operational support systems (OSS) test completion and subsequent reports are the final component of the 14-point checklist. Qwest expects OSS tests in Arizona to be complete in the next few days.

QWEST BOARD EXTENDS NACCHIO EMPLOYMENT AGREEMENT
The company said that its board of directors has extended the employment contract for Nacchio from December 31, 2001 through December 31, 2005 and provided additional equity incentives to 15 other senior executives to drive long-term shareowner value. The board also has approved a voluntary stock option exchange offer for approximately 24,000 full-time, non-union employees, designed to increase equity-based performance incentives across the company. A separate news release on this matter was issued this morning.

CONFERENCE CALL TODAY
As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. (EST)-- featuring Nacchio and Szeliga. The call may be heard on the Web at www.qwest.com/about/investor/meetings.

About Qwest
Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 190,000 miles globally. For more information, please visit the Qwest Web site at www.qwest.com.

                                      # # #

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, volatility of Qwest's stock price, intense competition in the communications services market, changes in demand for Qwest's products and services, dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels, higher than anticipated employee levels, capital expenditures and operating expenses, rapid and significant changes in technology and markets, adverse changes in the regulatory or legislative environment affecting Qwest's business, delays in Qwest's ability to provide interLATA services within its 14-state local service territory, adverse conditions in the economy nationally and within its territory, failure to maintain rights of way, and failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST timely or at all and difficulties in combining the operations of Qwest and U S WEST. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.


     Contacts:     Media Contact:                Investor Contact:
                   --------------                -----------------
                   Tyler Gronbach                Lee Wolfe
                   303-992-2155                  800-567-7296
                   tyler.gronbach@qwest.com      IR@qwest.com
                   ------------------------      ------------

                                  ATTACHMENT A

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2) - PRO FORMA NORMALIZED
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                              Three Months Ended               Nine Months Ended
                                                 September 30,                    September 30,
                                              ------------------       %       ------------------       %
                                               2001       2000      Change      2001       2000      Change
------------------------------------------    -------    -------    -------    -------    -------    -------

REVENUE:
Commercial services                           $ 2,373    $ 2,421      (2.0)    $ 8,020    $ 6,881      16.6
Consumer and small business services            1,752      1,694       3.4       5,144      5,009       2.7
Directory services                                371        351       5.7       1,061      1,029       3.1
Switched access services                          270        299      (9.7)        814      1,017     (20.0)
                                              -------    -------               -------    -------
Total revenue                                   4,766      4,765       0.0      15,039     13,936       7.9

OPERATING EXPENSES:
Cost of services                                1,697      1,558       8.9       5,343      4,577      16.7
Selling, general and administrative             1,304      1,343      (2.9)      3,905      3,977      (1.8)
                                              -------    -------               -------    -------
EBITDA                                          1,765      1,864      (5.3)      5,791      5,382       7.6

Depreciation                                      996        727      37.0       2,693      2,002      34.5
Goodwill and other intangible amortization        315        317      (0.6)      1,026        951       7.9
                                              -------    -------               -------    -------
Operating income                                  454        820     (44.6)      2,072      2,429     (14.7)

OTHER EXPENSE (INCOME):
Interest expense - net                            380        314      21.0       1,061        807      31.5
Other expense - net                                17          5     240.0          51         24     112.5
                                              -------    -------               -------    -------
Total other expense - net                         397        319      24.5       1,112        831      33.8
                                              -------    -------               -------    -------
Income before income taxes                         57        501     (88.6)        960      1,598     (39.9)

Income tax provision                              195        270     (27.8)        752        873     (13.9)
                                              -------    -------               -------    -------
NET (LOSS) INCOME                             $  (138)   $   231    (159.7)    $   208    $   725     (71.3)
                                              =======    =======               =======    =======


Basic (loss) earnings per share               $ (0.08)   $  0.14    (157.1)    $  0.13    $  0.44     (70.5)
                                              =======    =======               =======    =======

Basic average shares outstanding                1,664      1,662       0.1       1,660      1,644       1.0
                                              =======    =======               =======    =======

Diluted (loss) earnings per share             $ (0.08)   $  0.14    (157.1)    $  0.12    $  0.43     (72.1)
                                              =======    =======               =======    =======

Diluted average shares outstanding              1,664      1,695      (1.8)      1,673      1,686      (0.8)
                                              =======    =======               =======    =======

Diluted cash earnings per share               $  0.08    $  0.30     (73.3)    $  0.67    $  0.93     (28.0)
                                              =======    =======               =======    =======


(1) The consolidated pro forma normalized statements give retroactive effect as though the merger of Qwest and U S WEST had occurred as of the beginning of the periods presented. Shares outstanding and earnings per share have been restated to give retroactive effect to the exchange ratio resulting from the Merger. In addition, results have been adjusted to eliminate the impacts of Merger-related costs and other one-time charges, asset write-offs and impairments, a depreciation adjustment for access lines returned to service, gains/losses on the sale of investments and fixed assets, change in the market value of financial instruments, the write-down of investments, elimination of in-region long-distance activity, and a tax true-up on Merger-related expenses. The Merger has been accounted for as a purchase transaction. Certain reclassifications have been made to prior periods to conform to current presentation.

(2) Diluted cash earnings per share represent diluted earnings per share adjusted to add back the after-tax amortization of goodwill and other intangible assets resulting from the Merger.

                                  ATTACHMENT B

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2)
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                               Three Months Ended                      Nine Months Ended
                                                  September 30,                          September 30,
                                              ---------------------        %         ---------------------        %
                                                2001         2000        Change          2001         2000      Change
------------------------------------------    --------     --------     --------     --------     --------     --------

REVENUE:
Commercial services                           $  2,373     $  2,421         (2.0)    $  8,020     $  4,880          64.3
Consumer and small business services             1,752        1,694          3.4        5,144        4,666          10.2
Directory services                                 371          351          5.7        1,061        1,029           3.1
Switched access services                           270          299         (9.7)         814        1,017         (20.0)
                                              --------     --------                  --------     --------
Total revenue                                    4,766        4,765          0.0       15,039       11,592          29.7

OPERATING EXPENSES:
Cost of services                                 1,697        1,558          8.9        5,343        3,253          64.2
Selling, general and administrative              1,304        1,343         (2.9)       3,905        3,408          14.6
                                              --------     --------                  --------     --------
EBITDA                                           1,765        1,864         (5.3)       5,791        4,931          17.4

Depreciation                                       996          727         37.0        2,693        1,913          40.8
Depreciation adjustment for access lines
   returned to service                              --           --           --          222           --            --
Goodwill and other intangible amortization         315          317         (0.6)       1,026          317         223.7
Merger-related and other one-time
   charges                                          --        1,030       (100.0)         624        1,336         (53.3)
                                              --------     --------                  --------     --------
Operating income (loss)                            454         (210)       316.2        1,226        1,365         (10.2)

OTHER EXPENSE (INCOME):
Interest expense - net                             380          314         21.0        1,061          732          44.9
Change in market value of financial
   instruments                                       7          (58)      (112.1)           7          710         (99.0)
(Gain) loss on sales of rural exchanges
   and fixed assets                                 --           39        100.0          (50)          39         228.2
(Gain) on sales of investments                      --         (252)      (100.0)          --         (331)       (100.0)
Investment write-downs                              --           --           --        3,247           --            --
Other expense - net                                 17            5        240.0           51           19         168.4
                                              --------     --------                  --------     --------
Total other expense - net                          404           48        741.7        4,316        1,169         269.2
                                              --------     --------                  --------     --------

Income (loss) before income taxes and
   extraordinary item                               50         (258)       119.4       (3,090)         196      (1,676.5)
Income tax provision (benefit)                     192          (10)    (2,020.0)         339          160         111.9
                                              --------     --------                  --------     --------
(Loss) income before extraordinary item       $   (142)    $   (248)        42.7     $ (3,429)    $     36      (9,625.0)
Extraordinary item - early retirement of
   debt, net of tax                                 --           --           --          (65)          --            --
                                              --------     --------                  --------     --------
NET (LOSS) INCOME                             $   (142)    $   (248)        42.7     $ (3,494)    $     36      (9,805.6)
                                              ========     ========                  ========     ========

Basic (loss) earnings per share               $  (0.09)    $  (0.15)        40.0     $  (2.10)    $   0.02     (10,600.0)
                                              ========     ========                  ========     ========

Basic average shares outstanding                 1,664        1,662          0.1        1,660        1,644           1.0
                                              ========     ========                  ========     ========

Diluted (loss) earnings per share             $  (0.09)    $  (0.15)        40.0     $  (2.10)    $   0.02     (10,600.0)
                                              ========     ========                  ========     ========

Diluted average shares outstanding               1,664        1,662          0.1        1,660        1,686          (1.5)
                                              ========     ========                  ========     ========

Dividends per share                           $     --     $     --           --     $   0.05     $   0.31         (83.9)
                                              ========     ========                  ========     ========

(1) The condensed consolidated statements of operations reflect the results of operations for the merged Qwest entity for the three and nine months ended September 30, 2001. For the nine months ended September 30, 2000, the amounts reflect the combination of the results of operations for U S WEST, Inc. only (the accounting acquirer in the Merger) for the six months ended June 30, 2000, And the results of operations for the merged Qwest entity for the three months ended September 30, 2000.

(2) Earnings before interest, income taxes, depreciation and amortization ("EBITDA") does not include non-recurring and non-operating items such as Merger- related costs, assets write-offs and impairments, gains/losses on the sale of investments and fixed assets, changes in the market values of investments, one- time legal charges and sales of local telephone exchanges. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies.

                                  ATTACHMENT C

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2) - PRO FORMA NORMALIZED
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                             Three Months Ended                Three Months Ended
                                             September 30, 2001                September 30, 2000
                                      --------------------------------  -------------------------------
                                         As     Pro Forma   Pro Forma      As    Pro Forma   Pro Forma
                                      Reported  Normalized  Normalized  Reported Normalized  Normalized
                                       Results  Adjustments  Results    Results  Adjustments  Results
------------------------------------  --------  ----------- ----------  -------- ----------- ----------

REVENUE:
Commercial services                    $ 2,373    $    --    $ 2,373    $ 2,421    $    --    $ 2,421
Consumer and small business services     1,752         --      1,752      1,694         --      1,694
Directory services                         371         --        371        351         --        351
Switched access services                   270         --        270        299         --        299
                                       -------    -------    -------    -------    -------    -------
Total revenue                            4,766         --      4,766      4,765         --      4,765

OPERATING EXPENSES:
Cost of services                         1,697         --      1,697      1,558         --      1,558
Selling, general and administrative      1,304         --      1,304      1,343         --      1,343
                                       -------    -------    -------    -------    -------    -------
EBITDA                                   1,765         --      1,765      1,864         --      1,864

Depreciation                               996         --        996        727         --        727
Depreciation adjustment for access
   lines returned to service                --         --         --         --         --         --
Goodwill and other intangible
   amortization                            315         --        315        317         --        317
Merger-related and other one-time
   charges                                  --         --         --      1,030     (1,030)        --
                                       -------    -------    -------    -------    -------    -------
Operating income (loss)                    454         --        454       (210)     1,030        820

OTHER EXPENSE (INCOME):
Interest expense - net                     380         --        380        314         --        314
Change in market value of financial
   instruments                               7         (7)        --        (58)        58         --
(Gain) on sales of investments              --         --         --       (252)       252         --
Loss on sales of fixed assets               --         --         --         39        (39)        --
Other expense - net                         17         --         17          5         --          5
                                       -------    -------    -------    -------    -------    -------
Total other expense - net                  404         (7)       397         48        271        319
                                       -------    -------    -------    -------    -------    -------
Income (loss) before income taxes           50          7         57       (258)       759        501

Income tax provision (benefit)             192          3        195        (10)       280        270
                                       -------    -------    -------    -------    -------    -------
NET (LOSS) INCOME                      $  (142)   $     4    $  (138)   $  (248)   $   479    $   231
                                       =======    =======    =======    =======    =======    =======

Basic (loss) earnings per share        $ (0.09)              $ (0.08)   $ (0.15)              $  0.14
                                       =======               =======    =======               =======

Basic average shares outstanding         1,664                 1,664      1,662                 1,662
                                       =======               =======    =======               =======

Diluted (loss) earnings per share      $ (0.09)              $ (0.08)   $ (0.15)              $  0.14
                                       =======               =======    =======               =======

Diluted average shares outstanding       1,664                 1,664      1,662                 1,695
                                       =======               =======    =======               =======

Diluted cash earnings per share                              $  0.08                          $  0.30
                                                             =======                          =======

(1) The consolidated pro forma normalized statements give retroactive effect as though the merger of Qwest and U S WEST had occurred as of the beginning of the periods presented. Shares outstanding and earnings per share have been restated to give retroactive effect to the exchange ratio resulting from the Merger. In addition, results have been adjusted to eliminate the impacts of Merger-related costs and other one-time charges, asset write-offs and impairments, a depreciation adjustment for access lines returned to service, gains/losses on the sale of investments and fixed assets, change in the market value of financial instruments, the write-down of investments, elimination of in-region long-distance activity, and a tax true-up on Merger-related expenses. The Merger has been accounted for as a purchase transaction. Certain reclassifications have been made to prior periods to conform to current presentation.

(2) Diluted cash earnings per share represent diluted earnings per share adjusted to add back the after-tax amortization of goodwill and other intangible assets resulting from the Merger.

                                  ATTACHMENT D

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2) - PRO FORMA NORMALIZED
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                   Nine Months Ended                 Nine Months Ended
                                                   September 30, 2001                September 30, 2000
                                           ---------------------------------  -------------------------------
                                              As      Pro Forma   Pro Forma      As    Pro Forma   Pro Forma
                                           Reported   Normalized  Normalized  Reported Normalized  Normalized
                                           Results   Adjustments  Results     Results  Adjustments  Results
----------------------------------------   --------  -----------  ----------  -------- ----------- ----------

REVENUE:
Commercial services                        $  8,020   $     --     $  8,020   $  4,880   $  2,001   $  6,881
Consumer and small business services          5,144         --        5,144      4,666        343      5,009
Directory services                            1,061         --        1,061      1,029         --      1,029
Switched access services                        814         --          814      1,017         --      1,017
                                           --------   --------     --------   --------   --------   --------
Total revenue                                15,039         --       15,039     11,592      2,344     13,936

OPERATING EXPENSES:
Cost of services                              5,343         --        5,343      3,253      1,324      4,577
Selling, general and administrative           3,905         --        3,905      3,408        569      3,977
                                           --------   --------     --------   --------   --------   --------
EBITDA                                        5,791         --        5,791      4,931        451      5,382

Depreciation                                  2,693         --        2,693      1,913         89      2,002
Depreciation adjustment for access
   lines returned to service                    222       (222)          --         --         --         --
Goodwill and other intangible
   amortization                               1,026         --        1,026        317        634        951
Merger-related and other one-time
   charges                                      624       (624)          --      1,336     (1,336)        --
                                           --------   --------     --------   --------   --------   --------
Operating income                              1,226        846        2,072      1,365      1,064      2,429

OTHER EXPENSE (INCOME):
Interest expense - net                        1,061         --        1,061        732         75        807
Change in market value of financial
   instruments                                    7         (7)          --        710       (710)        --
(Gain) loss on sales of rural exchanges
   and fixed assets                             (50)        50           --         39        (39)        --
(Gain) on sales of investments                   --         --           --       (331)       331         --
Investment write-downs                        3,247     (3,247)          --         --         --         --
Other expense - net                              51         --           51         19          5         24
                                           --------   --------     --------   --------   --------   --------
Total other expense - net                     4,316     (3,204)       1,112      1,169       (338)       831
                                           --------   --------     --------   --------   --------   --------
(Loss) income before income taxes and
   extraordinary item                        (3,090)     4,050          960        196      1,402      1,598
Income tax provision                            339        413          752        160        713        873
                                           --------   --------     --------   --------   --------   --------
(Loss) income before extraordinary
   item                                    $ (3,429)  $  3,637     $    208   $     36   $    689   $    725
Extraordinary item - early retirement of
   debt, net of tax                             (65)        65           --         --         --         --
                                           --------   --------     --------   --------   --------   --------
NET (LOSS) INCOME                          $ (3,494)  $  3,702     $    208   $     36   $    689   $    725
                                           ========   ========     ========   ========   ========   ========

Basic (loss) earnings per share            $  (2.10)               $   0.13   $   0.02              $   0.44
                                           ========                ========   ========              ========

Basic average shares outstanding              1,660                   1,660      1,644                 1,644
                                           ========                ========   ========              ========
Diluted (loss) earnings per share          $  (2.10)               $   0.12   $   0.02              $   0.43
                                           ========                ========   ========              ========

Diluted average shares outstanding            1,660                   1,673      1,686                 1,686
                                           ========                ========   ========              ========

Diluted cash earnings per share                                    $   0.67                         $   0.93
                                                                   ========                         ========

(1) The consolidated pro forma normalized statements give retroactive effect as though the merger of Qwest and U S WEST had occurred as of the beginning of the periods presented. Shares outstanding and earnings per share have been restated to give retroactive effect to the exchange ratio resulting from the Merger. In addition, results have been adjusted to eliminate the impacts of Merger-related costs and other one time charges, asset write-offs and impairments, a depreciation adjustment for access lines returned to service, gains/losses on the sale of investments and fixed assets, change in the market value of financial instruments, the write-down of investments, elimination of in-region long-distance activity, and a tax true-up on Merger-related expenses. The Merger has been accounted for as a purchase transaction. Certain reclassifications have been made to prior periods to conform to current presentation.

(2) Diluted cash earnings per share represent diluted earnings per share adjusted to add back the after-tax amortization of goodwill and other intangible assets resulting from the Merger.


                                  ATTACHMENT E

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                           SELECTED CONSOLIDATED DATA
                                    2000-2001

                                                            As of and for the
                                                            Three Months Ended
                                                              September 30,
                                                     ---------------------------------       %
                                                           2001             2000           Change
                                                     ---------------  ----------------  ------------
       DSL (in 14-state region):
         Subscribers (thousands)                                391               213          83.6
         DSL equipped central offices                           318               285          11.6
         Subscribers per equipped central office              1,230               747          64.6

       Wireless/PCS:
         Revenue (millions)                                    $203              $121          67.8
         Subscribers (thousands)                              1,071               691          55.0
         Average revenue per unit (dollars)                     $55               $55             -
         Penetration                                          5.55%             4.22%          31.5

       Capital expenditures (millions)                       $2,232            $2,304         (3.1)

       Access lines (thousands):
         Business                                             6,246             6,054           3.2
         Consumer                                            11,715            11,977         (2.2)
                                                     --------------   --------------
             Total access lines                              17,961            18,031         (0.4)
                                                     ==============   ===============

       Voice grade equivalent access lines (thousands):
         Business                                            42,456            29,039          46.2
         Consumer                                            12,807            12,538           2.1
                                                     --------------   --------------
             Total voice grade equivalents                   55,263            41,577          32.9
                                                     ==============   ==============

                                  ATTACHMENT F

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)



                                                 September 30,    December 31,
                                                      2001          2000
-------------------------------------------      -------------   -------------
ASSETS
Current assets:
Cash and cash equivalents                        $         425   $         154
Accounts receivable - net                                4,453           4,235
Inventories and supplies                                   357             275
Prepaid and other                                          817             535
                                                 -------------   -------------
    Total current assets                                 6,052           5,199

Property, plant and equipment - net                     30,117          25,760
Investments                                              1,533           8,186
Goodwill and intangibles - net                          34,791          32,327
Other assets - net                                       2,207           2,029
                                                 -------------   -------------

    Total assets                                 $      74,700   $      73,501
                                                 =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings                            $       4,369   $       3,645
Accounts payable                                         1,938           2,049
Accrued expenses                                         3,000           3,806
Advance billings and customer deposits                     378             393
                                                 -------------   -------------
    Total current liabilities                            9,685           9,893


Long-term borrowings                                    20,436          15,421
Post-retirement and other post-employment
    benefit obligations                                  2,897           2,735
Deferred taxes, credits and other                        4,484           4,148

Stockholders' equity                                    37,198          41,304
                                                 -------------   -------------

    Total liabilities and stockholders' equity   $      74,700   $      73,501
                                                 =============   =============

                                  ATTACHMENT G

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)


                                                              Nine Months Ended
                                                                September 30,
                                                       ------------------------------
                                                           2001                2000
                                                       -------------    -------------

CASH PROVIDED BY OPERATING ACTIVITIES                  $       3,356    $       2,804

INVESTING ACTIVITIES:
Expenditures for property, plant and equipment                (7,791)          (5,006)
Proceeds from sale of equity securities                           --            1,838
Cash from acquisition                                             --              407
Investment in equity securities                                   --             (250)
Proceeds from sale of access lines                                91               --
Other                                                           (125)             (44)
                                                       -------------    -------------
Cash used for investing activities                            (7,825)          (3,055)
                                                       -------------    -------------

FINANCING ACTIVITIES:
Net proceeds from repayments on current borrowings               965           (3,134)
Proceeds from issuance of long-term borrowings - net           6,937            4,267
Repayments of long-term borrowings                            (2,269)            (316)
Costs relating to the early retirement of debt                  (106)              --
Proceeds from issuances of common stock                          296              315
Repurchase of stock                                           (1,000)              --
Dividends paid on common stock                                   (83)            (542)
                                                       -------------    -------------
Cash provided by financing activities                          4,740              590
                                                       -------------    -------------


CASH AND CASH EQUIVALENTS:
Increase                                                         271              339
Beginning balance                                                154               78
                                                       -------------    -------------
Ending balance                                         $         425    $         417
                                                       =============    =============

         (1) The condensed consolidated statements of cash flows above reflect the cash flow activities for the merged Qwest entity for the nine months ended September 30, 2001. For the nine months ended September 30, 2000, the amounts reflect the cash flow activities for (i) U S WEST, Inc. from January 1, 2000 through June 29, 2000 and (ii) the merged Qwest entity from June 30, 2000 through September 30, 2000.